THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND APPLICABLE STATE SECURITIES LAWS.  NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL REASONABLY SATISFACTORY TO COUNSEL FOR PAYOR THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

Boomerang Systems, Inc.

3% SENIOR UNSECURED PROMISSORY NOTE

$	Dated: _____________

For value received, Boomerang Systems, Inc. a Delaware corporation ("Payor"), having an address at 355 Madison Avenue, Morristown, NJ 07960, hereby promises to pay to the order of _________________ ("Payee"), having an address at __________________ (or at such other place as the holder of this Note may from time to time hereafter direct by notice in writing to Payor), the principal sum of ___________ in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, on the earlier to occur of (i) January 1, 2012, or (2) the consummation of a public or private offering of Payor’s common stock yielding gross proceeds to Payor of at least $5,000,000 (the "Maturity Date"). This Note is one of a series of Notes issued pursuant to that certain letter agreement between the Payor, the Payee and other lenders dated December ____, 2010 (the “Commitment Letter”).

I.           Certain Interest and Payment Provisions.

1.1.     The principal amount of this Note outstanding from time to time shall bear interest at the annual rate (the "Note Rate") of three percent (3%) from the date of this Note through the earliest to occur of (i) the Maturity Date and (ii) the occurrence of a Default (as hereinafter defined) hereunder.

1.2.     Interest accrued at the Note Rate shall be payable    in full on the earlier to occur of (i) the Maturity Date and (ii) the date of the occurrence of a Default hereunder.

1.3.     All payments received on account of this Note shall be applied first to the payment of accrued interest on this Note and then to the reduction of the unpaid principal balance of this Note.  Interest shall accrue on past due principal and accrued unpaid interest at an annual rate equal to ten percent (10%) (the "Default Rate").  Interest, whether at the Note Rate or at the Default Rate, shall be computed on the basis of a year of 360 days, for the actual number of days elapsed.

1.4.     If the principal amount of this Note outstanding at the earlier to occur of the Maturity Date and the date of the occurrence of a Default hereunder, together with accrued unpaid interest thereon at the Note Rate through such date, is not then paid, interest will thereafter accrue at the Default Rate (whether before or after judgment) on such principal amount and accrued unpaid interest until the date on which the full amount of such principal and interest accrued and unpaid thereon at the Note Rate (together with accrued unpaid interest thereon at the Default Rate) are fully paid.

1.5.     In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday, the time to pay shall be extended to the succeeding business day, and interest shall continue to accrue on any principal amount so affected until the payment thereof on such extended due date.

1.6.     Notwithstanding anything to the contrary contained in this Note, Payor shall not be obligated to pay, and the Payee shall not be entitled to charge, collect, or receive, interest in excess of the maximum rate allowed by applicable law.  During any period of time in which the interest rate specified herein exceeds such maximum rate, interest shall accrue and be payable at such maximum rate; provided, however, that if the interest rate so specified in this Note thereafter declines below such maximum rate (so long as there remains any unpaid principal balance of this Note) until the interest that has been paid on this Note equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the interest rate specified in this Note.  Except as provided above with respect to a decline in the interest rate of this Note below the maximum rate, any amounts of interest collected by Payee in excess of said maximum rate shall be deemed to apply to principal and all payments of interest and principal shall be recalculated to allow for such characterization.

1.           Prepayment.  Payor may prepay all or any portion of this Note without the consent of the holder of this Note.  In the event of any prepayment of all or a portion of the outstanding principal and accrued interest under this Note, the amount of principal being prepaid shall be accompanied by interest on the amount of principal being paid accrued at the Note Rate to the date of prepayment.

2.           Covenants of the Payor.  Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole or in part, that without prior written consent of the holder of this Note:

2.1.     Payor will not, and will not permit any of its subsidiaries to, sell, transfer or in any other manner alienate or dispose of a material part of its assets; provided, however, that Payor or any of its subsidiaries may effect such a transaction if: (i) the transaction is a bona fide transaction in which fair market value is received; (ii) no Event of Default (as hereinafter defined) and no condition or event which, with the giving of notice or the lapse of time, or both, could become an Event of Default (a "Default") has occurred or would occur after giving effect to such transaction; and (iii) payment of the outstanding principal amount of and accrued interest on, this Note shall have been duly provided for from such sale proceeds.

2.2.     Payor will not, and will not permit any of its subsidiaries to, make any loan to any person who is or becomes an officer, director or stockholder of Payor or any of its subsidiaries, other than for reasonable advances for expenses in the ordinary course of business and consistent with past practice, and applicable law.

2.3.     Payor will, and will cause each of its subsidiaries to, promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither Payor nor such subsidiary will be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity and/or the amount thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested and enforcement of any lien on the assets of Payor associated with any such taxes, assessments, charges, levies or claims shall have been duly stayed pending the final determination of any such proceedings.

2.4.     Except as may be permitted by Section 2.1 above, Payor will, and will cause each of its subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and to comply with all laws, regulations and orders of each governmental authority having jurisdiction over Payor and its subsidiaries.

2.5.     Payor will, and will cause each of its subsidiaries to, at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements to such property.

2.6.     Payor will, and will cause each of its subsidiaries to, keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations.

2.7.     Payor will, promptly following the occurrence of an Event of Default or a Default, furnish a statement of the Payor's President or Chief Financial Officer to the holder of this Note setting forth the details of such Event of Default or Default and the action which Payor intends to take with respect thereto.

2.8.     Payor will, and will cause each of its subsidiaries to, at all times, maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.

2.9.     Payor will not, and will not permit any of its subsidiaries to, purchase or otherwise redeem any Common Stock or declare or pay any dividends on any of its Common Stock or other equity securities.

3.           Events of Default.  If any of the following events (herein called "Events of Default") shall occur and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or judicial or governmental or administrative order, action or otherwise):

3.1.     Default shall be made in the due and punctual payment of all or any part of the principal or interest of this Note when and as the same shall become due and payable, whether at the Maturity Date, or otherwise; or

3.2.     Default shall be made in the due performance or observance of any covenant or condition contained in this Note, which, if such default does not involve the payment of money, is not cured within 30 days after the Company’s receipt of written notification of the occurrence of such default (no notice or cure period being available for any such default involving the payment of money); or

3.3.     Payor or any subsidiary shall (a) become insolvent, however evidenced, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, trustee or similar official of itself or of all or a substantial part of its property, (c) make an assignment for the benefit of its creditors, (d) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (e) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law of any jurisdiction, (f) acquiesce in writing to, or fail to controvert in a timely or appropriate manner, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or (g) take any corporate action in furtherance of any of the foregoing; or

3.4.     A proceeding or case shall be commenced, without the application or consent of Payor or any subsidiary, in any court of competent jurisdiction, seeking (a) the liquidation, reorganization, moratorium, dissolution, winding up or composition or readjustment of its debts, (b) the appointment of a trustee, receiver or similar official for it or for all or any substantial part of its assets, or (c) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in the foregoing clause (a), (b) or (c) shall continue undismissed, or unstayed and in effect, for a period of 60 days; or

3.5.     Final judgment for the payment of money shall be rendered by a court of competent jurisdiction against Payor or any subsidiary and Payor or such subsidiary, as the case may be, shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 60 days from the date of entry thereof and within such 60 day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment, together with all other such judgments, shall exceed in the aggregate $1,000,000; or

3.6.     Any representation or warranty made by Payor in this Note, in the Commitment Letter or in any subscription agreement between Payor and Payee relating to Payee's purchase of this Note, or in any other certificate or other instrument delivered pursuant hereto or thereto, shall prove to be false or incorrect in any material respect on the date as of which made;

3.7.     The dissolution of Payor or any vote in favor thereof by the Board of Directors and shareholders of Payor; or

3.8.     Payor or any of its subsidiaries sells all or substantially all of its assets (other than in compliance with Section 2.1 above) or merges or is consolidated with or into another corporation (other than, in the case of a subsidiary of the Payor, a sale of assets to another wholly-owned subsidiary of the Payor or the merger or consolidation of such subsidiary with or into another wholly-owned subsidiary of the Payor); or

3.9.     A proceeding is commenced to foreclose a security interest in or lien on any assets of Payor or of any subsidiary of Payor as a result of a default in the payment or performance of any indebtedness of Payor or of any subsidiary of Payor in an amount in excess of $200,000 and which indebtedness is secured by such assets; or

3.10.   An attachment or garnishment is levied against the assets of Payor or any of its subsidiaries involving an amount in excess of $1,000,000 and such levy is not vacated, bonded or otherwise terminated within 30 days after the date of such levy; or

3.11.   Payor defaults in the payment (regardless of amount) when due of the principal of, interest on, or any other liability on account of, any indebtedness of Payor or any of its subsidiaries (other than this Note) having a face or principal amount in excess of $1,000,000, or a default occurs in the performance or observance by Payor or such subsidiary of any covenant or condition (other than for the payment of money) contained in any note or agreement evidencing or pertaining to any such indebtedness, which causes the maturity of such indebtedness to be accelerated or permits the holder or holders of such indebtedness to declare the same to be due prior to the stated maturity thereof;

then (i) upon the occurrence of any Event of Default described in Section 3.3 or 3.4, the unpaid principal amount of all this Note, together with the interest accrued thereon (which interest shall be deemed matured) shall become immediately due and payable, without declaration by the holder of this Note, demand or notice to Payor or other requirements of any kind, all of which are hereby expressly waived by Payor, or (ii) upon the occurrence of, any Event of Default, other than those described in Sections 3.3 and 3.4, the holder of this Note may declare the unpaid principal amount of this to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon (which interest shall be deemed matured), in respect of such principal amount, without presentment, demand, protest or other notice or other requirements of any kind, all of which are hereby expressly waived by Payor.  The date on which this Note is declared to be or becomes due and payable prior to the Maturity Date by reason of the above provision is herein called the "Accelerated Maturity Date."

4.           Remedies.

4.1.     Upon the occurrence of an Event of Default, Payee may forthwith exercise singly, concurrently, successively or otherwise any and all rights and remedies available to Payee hereunder or available to Payee by law, equity, statute or otherwise.  No right or remedy conferred upon or reserved to Payee hereunder, or now or hereafter existing at law or in equity or by statute, is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and shall be in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Payee, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur.

4.2.     Payor hereby authorizes the holder of this Note, after any one or more Events of Default shall occur and be continuing, to enter an appearance on its behalf and as its attorney to confess judgment against it in any court of record for any amount due on this Note.

5.           Restriction on Transfer.  This Note has been acquired by Payee for investment and has not been registered under the securities laws of the United States of America or any state thereof.  Accordingly, no interest in this Note may be offered for sale, sold, or transferred in the absence of the registration and qualification of this Note under applicable federal and state securities laws or an opinion of counsel to the holder of this Note reasonably satisfactory to Payor that such registration and qualification are not required.

6.           Miscellaneous.

6.1.     The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or any other adjustment whatsoever.

6.2.     If the holder of this Note shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from the Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all costs and expenses incurred by such holder in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

6.3.     No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

6.4.     This Note may not be modified or discharged (other than by payment) except by a writing duly executed by the Payor and the Payee.

6.5.     The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

6.6.     This Note, the obligations of the Payor and the rights of the holder of this Note shall be governed by and construed in accordance with the internal substantive laws of the State of New Jersey without giving effect to the choice of laws rules thereof.

6.7.     Payor may not delegate its obligations under this Note and such attempted delegations shall be null and void.  Payee may assign, pledge or otherwise transfer this Note without prior written consent of Payor.  This Note inures to the benefit of Payee, its successors and its assignee of this Note and binds the Payor, and its respective successors and permitted assigns, and the word "Payee" and "Payor" whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

6.8.     This Note and any subscription agreement being entered into concurrently herewith embody the entire agreement and understanding among Payee and Payor and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.  This Note and the transactions contemplated hereby are not contingent upon, and shall not be affected by, any other transaction on similar terms being entered into by Payor with any person or entity concurrently or substantially concurrently with the transactions contemplated by this Note, except as provided in this Note and the Pledge Agreement.

6.9.     This Note shall continue to be effective or be reinstated, as the case may be, if at any time any payment made pursuant to it is rescinded or must otherwise be returned by the holder of this Note upon bankruptcy or reorganization of the Corporation or otherwise, all as though such payment had not been made.

6.10. (a)       PAYOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW JERSEY AND ANY UNITED STATES DISTRICT COURT SITTING IN NEW JERSEY, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR OTHER AGREEMENT EXECUTED IN CONNECTION WITH IT, AND PAYOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW JERSEY STATE OR FEDERAL COURT.  PAYOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  PAYOR ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OF PROCEEDING BY THE MAILING OF A COPY OF SUCH PROCESS TO PAYOR AT ITS ADDRESS SPECIFIED HEREIN BY CERTIFIED OR EXPRESS MAIL, PAYOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY MANNER PROVIDED BY LAW.

(b)       NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF PAYEE TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF PAYEE TO BRING ANY ACTION OR PROCEEDING AGAINST THE PAYOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c)       PAYOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AGREEMENT EXECUTED IN CONNECTION HEREWITH, AND IN CONNECTION WITH ANY DEFENSE, COUNTERCLAIM OR CROSSCLAIM ASSERTED IN ANY SUCH LITIGATION.

6.11.     All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party, sent by telecopier (with original timely mailed), or sent by certified, registered or express mail, return receipt requested, to such party at its address set forth above.

Boomerang Systems, Inc.

By:
	Name:	Christopher Mulvihill
	Title:	President